Exhibit 4.1.3a

Execution Copy

SECURITY AGREEMENT

          SECURITY AGREEMENT dated as of June 30, 2006 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) among VCP OVERSEAS HOLDING KFT., (the “Borrower”), VOTORANTIM CELULOSE E PAPEL S.A. (the “Guarantor”), VCP OVERSEAS HOLDING LTD BUDAPEST, BAAR BRANCH (the “Importer”), and LASALLE BANK NATIONAL ASSOCIATION, as the agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

          WHEREAS, Borrower, the Guarantor, the Importer, the Lenders defined therein (the “Lenders”), ABN AMRO Bank N.V., as the administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and the Collateral Agent are parties to an Export Prepayment Agreement dated as of the date hereof (as amended restated or otherwise modified from time to time, the “Export Prepayment Agreement”), providing for the Lenders to make Loans to the Borrower (the “Loans”), which Loans are guaranteed by the Guarantor;

          WHEREAS, a condition precedent to the Lenders’ lending of the Loans is that the Borrower, the Importer and the Guarantor grant to the Collateral Agent a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined);

          NOW, THEREFORE, to induce the Lenders to enter into the Export Prepayment Agreement and to make Loans thereunder, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the Borrower, the Importer and the Guarantor has agreed to pledge and grant a security interest in the Collateral as security for the Secured Obligations in the manner herein set forth.

          Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1  Certain Defined Terms.  (a)  All capitalized terms used but not defined herein shall have the meanings given to such terms in the Export Prepayment Agreement, and the rules of interpretation set forth therein shall apply to this Agreement.

           (b)          The terms “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Financial Asset,” “General Intangible,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible,” “Proceeds,” “Securities Account,” “Security Entitlement” and “Supporting Obligations,” when used herein and capitalized, shall have the meanings given such terms in Article 8 or Article 9, as the case may be, of the UCC.

          (c)          As used herein, the following terms shall have the following meanings:

          “Acceleration Event” means the occurrence and continuance of an Event of Default (as defined in the Export Prepayment Agreement) that has occurred as evidenced by a notice from the Administrative Agent to the Collateral Agent, or the occurrence and continuance of an Event of Default under Section 9.1(e), (f) or (g) under the Export Prepayment Agreement.

           “Account Collateral” has the meaning set forth in Section 2.1(b).

           “Account Control Agreement” means the Collateral Account Control Agreement among the Borrower, the Importer, the Collateral Agent and the Intermediary dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time, relating to the Collateral Account.

           “Administrative Agent” has the meaning set forth in the recitals hereto.

           “Agreement” has the meaning set forth in the introduction hereto.

           “Collateral” has the meaning set forth in Section 2.1.

           “Collateral Account” means the interest securities account of the Borrower (the “Collateral Securities Account”) and the interest bearing deposit account of the Borrower (the “Collateral Deposit Account”), each established and maintained at the principal corporate trust office of the Intermediary in Chicago, Illinois under the control of the Collateral Agent pursuant to the Account Control Agreement and each designated VCP Overseas Collateral Account; it being understood that payments made to the Collateral Account shall be addressed as follows: LaSalle Bank National Association, Corporate Trust Administration, 135 LaSalle Street, Suite 1960, Chicago, Illinois 60603, Attention:  Wayne M. Evans CCTS, Account # 431573.5:  VCP OVERSEAS COLLATERAL ACCOUNT.

           “Collateral Agent” has the meaning set forth in the introduction hereto.

           “Export Prepayment Agreement” has the meaning set forth in the recitals hereto.

           “Intermediary” means LaSalle Bank National Association, as the Intermediary under the Account Control Agreement, and any successor thereto.

           “Lenders” has the meaning set forth in the recitals hereto.

           “Letter of Instructions” means (i) a letter to an Eligible Offtaker substantially in the form of Exhibit A hereto, or (ii) instructions to an Eligible Offtaker included in the invoice or other Sales Agreement for a Receivable, which instruct the Eligible Offtaker to make payments due thereunder to the Collateral Account.

           “Loans” has the meaning set forth in the recitals hereto.

           “Process Agent” has the meaning set forth in Section 6.11(b).

           “Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

           “Receivable” means each account or payment intangible (each as defined in Article 9 of the UCC) or similar obligation arising under any Sales Agreement (including any such agreement that no longer exists).

           “Sales Agreement” has the meaning set forth in Section 2.1(a)(i).

           “Sales Collateral” has the meaning set forth in Section 2.1(a).

           “Secured Obligations” shall mean the principal of and interest on the Loans under the Export Prepayment Agreement and all other amounts whatsoever now or hereafter from time to time owing under any of the Loan Documents by the Borrower or the Guarantor to any of the Secured Parties, whether direct or indirect, absolute or contingent, or due or to become due.

           “Secured Parties” means the Lenders, the Administrative Agent and the Collateral Agent and any other Person (other than an Obligor, any Affiliate of any thereof or a customer of an Obligor) that has a right to receive any payment from an Obligor under the Loan Documents.

          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE II
PLEDGE OF COLLATERAL

          Section 2.1  Assignment; Grant of Security Interests. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each of the Borrower, the Importer and the Guarantor hereby separately pledges and grants to the Collateral Agent, for the benefit of the Secured Parties as hereinafter provided, a continuing first priority security interest in all of its respective right, title and interest in, to and under the following Property (collectively, the “Collateral”):

          (a)       the following Property, whether now owned by the Borrower, the Importer or Guarantor, as applicable, or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Sales Collateral”):

          (i)          each Receivable identified on Schedule 1 to this Agreement, as such Schedule 1 may be amended, supplemented or replaced from time to time in accordance with the terms of this Agreement and the Export Prepayment Agreement, including all claims (including claims for damages), causes of action and other rights thereunder or benefits thereof (and any related Letter of Instructions);

(ii) all Sales Rights in respect of any Sales Agreement relating to each Receivable referred to in the preceding clause (a)(i) (the “Sales Agreement(s)”);

          (iii)        the Export Finance Agreement and other contracts for the purchase of Products in respect of Receivables identified on Schedule 1 to this Agreement, including all claims (including claims for damages), causes of action, rights and remedies thereunder and all sums or amounts due or to become due thereunder;

          (iv)         all credit insurance and letters of credit issued by any Person (including any Eligible Financial Institution) that supports an Eligible Offtaker’s obligations with respect to ReceivableS identified on Schedule 1 to this Agreement, and all related Letter-of-Credit Rights;

          (v)          to the extent not included in any of the foregoing, all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, General Intangibles, Instruments, Investment Property and Letter-of-Credit Rights, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the above;

(vi) all books and records regarding any of the foregoing; and

          (vii)        all accessions, rents, profits, income, benefits, Proceeds, substitutions and replacements of and to any of the above (including all causes of action, claims and warranties now or hereafter held by the Borrower or the Guarantor, as applicable, in respect of any of the items listed above);

          (b)      the Collateral Account and any and all Investment Property, Financial Assets or other Property (including uninvested funds) from time to time credited thereto or deposited or carried therein, any and all investments made with funds therein, any and all other Financial Assets credited thereto or carried therein, any and all Security Entitlements of the Borrower, the Importer or the Guarantor as applicable, with respect to such Financial Assets and any and all Proceeds of any of the foregoing (collectively, the “Account Collateral”); and

          (c)      all Proceeds, Supporting Obligations, products, substitutions and replacements of or for, or relating to, any of the Sales Collateral or Account Collateral and, to the extent not otherwise included, all payments under insurance policies (whether or not the Collateral Agent is the loss payee thereof) that support an Eligible Offtaker’s obligations under its Sales Agreement(s) identified on Schedule 1 to this Agreement.

          Section 2.2  The Collateral Account.  All funds deposited into the Collateral Account shall be in Dollars.  If any funds are proposed to be deposited into the Collateral Account in a currency other than Dollars, then the Borrower shall cause the conversion of such amounts into Dollars.

          Section 2.3  The Borrower, the Importer and the Guarantor Remain Liable.  Anything herein to the contrary notwithstanding:

          (a)      the Borrower, the Importer and the Guarantor will remain liable under the Sales Agreements, the Export Finance Agreements and other Property included in the Collateral to the extent set forth therein, and will perform all of its respective duties and obligations under such Sales Agreements, Export Finance Agreements and other Collateral to the same extent as if this Agreement had not been executed;

           (b)      the exercise by the Collateral Agent of any of its rights hereunder will not release the Borrower, the Importer or the Guarantor from any of its duties or obligations under any such Sales Agreements, Export Finance Agreements or other Property included in the Collateral; and

           (c)      no Secured Party will have any obligation or liability under any Sales Agreements, Export Finance Agreements or other Property included in the Collateral by reason of this Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of the Borrower, the Importer or the Guarantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          Section 2.4  Security Interest Absolute, etc.  This Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until terminated pursuant to Section 3.1(l) of this Agreement.  All rights of the Secured Parties and the security interests granted to the Collateral Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations (including the Secured Obligations) of the Borrower, the Importer and the Guarantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

          (b)      the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, or the Guarantor or any other Person under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against the Borrower, or the Guarantor , or collateral securing, any obligations (including the Secured Obligations);

(c) any extension, compromise or renewal of, or change in the time, manner or place of payment of, or any other change in any other term of, all or any part of any of the Secured Obligations;

          (d)      any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrower and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, reimbursement, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document, in each case whether or not evidenced by a writing;

          (f)      any addition, exchange or release of any Collateral or of any Person that is (or will become) a guarantor (including the Guarantor) of the Secured Obligations, or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty or Supporting Obligation held by any Secured Party securing any of the Secured Obligations; or

          (g)      any other circumstance (including without limitation any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, the Guarantor, any surety or any guarantor.

ARTICLE III
FURTHER ASSURANCES; REMEDIES

          Section 3.1  Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Article II, each of the Borrower (with respect to itself), the Importer (with respect to itself) and the Guarantor (with respect to itself) hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

(a) Delivery and Other Perfection. It shall:

          (i)        promptly deliver and pledge to the Collateral Agent any and all Collateral (other than Sales Agreements) evidenced by a writing, in each case endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as is necessary or otherwise as the Collateral Agent (acting upon instructions of the Administrative Agent) may reasonably request,

           (ii)      promptly give, execute, deliver, file and/or record any financing statement, notice, instrument, agreement or other document that may be necessary or desirable (in the reasonable judgment of either Agent) to create, preserve, perfect, or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest,

           (iii)     keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as either Agent may reasonably request in order to reflect the security interests granted by this Agreement, and

           (iv)      permit representatives of the Agents, upon reasonable notice, at any time during normal business hours to inspect and make copies of and abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Borrower’s, the Importer’s or Guarantor’s (or any of its applicable agent’s) place(s) of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any material notices or communications received by Borrower, Importer or Guarantor with respect to the Collateral, all in such manner as any Secured Party may reasonably request.

          (b)      As to Commercial Tort Claims.  Each of the Borrower, the Importer and the Guarantor hereby covenants and agrees that, until the final payment in full of the Secured Obligations and termination of this Agreement, with respect to any Commercial Tort Claim hereafter arising which are included in the Collateral, it shall (i) notify the Collateral Agent thereof and (ii) if requested by the Collateral Agent (acting upon instructions of the Administrative Agent), deliver to the Collateral Agent a supplement to this Agreement in form reasonably acceptable to the Collateral Agent (acting upon instructions of the Administrative Agent) granting the Collateral Agent a security interest in such Commercial Tort Claim.

           (c)      Other Financing Statements and Liens. Without the prior written consent of the Collateral Agent (acting upon instructions of the Administrative Agent), it shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement, recordation, registration or like document with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

(d) Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

(e) Acceleration Events. While any Acceleration Event exists and the Collateral Agent is notified in writing of the existence thereof by the Administrative Agent:

          (i)       the Collateral Agent (on behalf of the Secured Parties) shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not such code is in effect in the jurisdiction where the rights and remedies are asserted) and all additional rights and remedies to which a secured party is entitled under the Applicable Laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by Applicable Law, to exercise all powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower, the Importer and the Guarantor each agrees to take all such action as may be necessary or reasonably requested by the Collateral Agent to give effect to such right),

          (ii)      the Collateral Agent may, in its name or in the name of the Borrower, the Importer, the Guarantor or otherwise, demand, sue for, collect or receive any money or other Property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so,

          (iii)      the Collateral Agent may, to the extent permitted by Applicable Law, and upon at least ten Business Days’ prior written notice to the Borrower, the Importer and the Guarantor of the time and place, cause the sale of all or any part of the Sales Collateral through agents or otherwise, at such place(s) as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by Applicable Law and cannot be waived), and any Person (including the Collateral Agent and any other Secured Party) may be the purchaser of any or all of such Sales Collateral at any public sale (or, to the extent permitted by Applicable Law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, the Importer or the Guarantor, any such demand, notice and right or equity being hereby expressly waived and released by the Borrower, the Importer and the Guarantor.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned, and

(iv) any action taken by the Collateral Agent hereunder shall be taken in good faith and in a commercially reasonable manner.

          Each of the Borrower, the Importer and the Guarantor acknowledges that, by reason of prohibitions contained in the United States Securities Act of 1933, as amended, and applicable state securities laws, there may be a need with respect to any sale of all or any part of the Collateral constituting securities, to limit purchasers to those who agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. If any such sale of Collateral is made in accordance with this Agreement, then the parties hereto acknowledge (and each Secured Party shall be deemed to have acknowledged) that any price obtained in a public or private sale of such Collateral shall be conclusive and binding upon each of the parties thereto and hereto (and each of the Secured Parties), to the extent permitted by Applicable Law.

          (f)      Deficiency. If the proceeds of collection or other realization of or upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, then the Borrower and the Guarantor shall remain liable for any deficiency.

          (g)      Books and Records; UCC Matters. Without at least 30 days’ prior written notice to the Agents: (i) the Borrower shall not maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place other than Hungary, the Importer shall not maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place other than Switzerland, and the Guarantor shall not maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place other than Brazil, (ii) it shall not change its jurisdiction of organization and (iii) it shall not change its name, or the name under which it does business, from the name shown on the signature pages hereto.

          (h)      Private Sale. It acknowledges (and each Secured Party will be deemed to have acknowledged) that any private sale of any of the Collateral may be at prices and on terms less favorable than those obtainable through a public sale and agrees (or will be deemed to have agreed) that any such private sale pursuant to Section 3.1(e)(iii) made in accordance with Applicable Law shall be deemed to have been made in a commercially reasonable manner and that the Seller shall have no obligation to engage in public sales unless required by any Applicable Law.  Neither the Collateral Agent nor any of the other Secured Parties shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner and made in accordance with Applicable Law.  Each of the Borrower, the Importer and the Guarantor hereby waives (and each Secured Party will be deemed to have waived) any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale made in accordance with Applicable Law was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer such sold Collateral to more than one offeree.

           (i)      Clean Sale. Upon any sale of Collateral under this Section made in accordance with Applicable Law, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any Lien, claim or right of any kind, and each of the Borrower, the Importer and the Guarantor, to the extent permitted by Applicable Law, hereby specifically waives all rights of redemption, stay or appraisal that it has or may have under any Applicable Law with respect thereto. The Borrower, the Importer and the Guarantor shall execute and deliver such documents and take such other actions as the Collateral Agent (acting upon instructions of the Administrative Agent) deems necessary or advisable in order that any such sale may be made in compliance with Applicable Law.

           (j)      Application of Proceeds.  Notwithstanding anything herein to the contrary, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant to this Section, and any other cash at the time held by the Collateral Agent under this Article, shall be applied by the Collateral Agent as follows: (i) first, to payment in full of all costs and expenses (including indemnities owed to the Collateral Agent) relating to such collection, sale or other realization (including attorney fees and the compensation of the Collateral Agent for services rendered in connection therewith or in connection with any proceeding to sell if a sale is not completed), (ii) second, to payment in full of all charges, expenses and advances incurred or made by the Collateral Agent in order to protect the Liens hereunder and/or the security afforded thereby, (iii) third, to payments to the Secured Parties to satisfy the Secured Obligations in the manner described herein as if such amounts were collections from Receivables, and (iv) fourth, any remaining amounts shall be paid to, or at the direction of, the Borrower.

           (k)      Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Acceleration Event exists, during the existence of any Acceleration Event the Collateral Agent is hereby appointed the attorney-in-fact of each of the Borrower, the Importer and the Guarantor for the purpose of carrying out the provisions of this Article and taking any action and executing and delivering any documents that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof provided that any action taken by the Collateral Agent is taken or made in good faith and in a commercially reasonable manner, which appointment as attorney-in-fact is irrevocable and coupled with an interest; it being understood that the grant of an attorney-in-fact is subject at all times to Section 2.3(c) hereof. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Article to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks and other instruments made payable to the order of the Borrower, the Importer and/or the Guarantor representing any payment or other distribution in respect of the Collateral (including the Receivables) or any part thereof and to give full discharge for the same.

          (l)      Termination. When all of the Secured Obligations shall have been finally paid in full (other than any indemnification obligations not yet incurred), this Agreement shall terminate upon written notice from the Administrative Agent to the Collateral Agent and the Collateral Agent shall (at the request and direction of the Borrower): (i) cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral (including funds received in respect thereof) to or on the order of the Borrower; (ii) deliver to the Borrower any Collateral or other Property of the Borrower or the Guarantor in the possession of the Collateral Agent; and (iii) execute deliver lien releases, Uniform Commercial Code termination statements and notices of termination of the Account Control Agreement.  Notwithstanding the foregoing, the Liens created by this Agreement on any Products sold under the Sales Agreements or on amounts applied or used in accordance with the Export Prepayment Agreement shall automatically terminate upon any such sale or use.

          (m)      Further Assurances. It shall, at its own cost, promptly take all actions necessary or reasonably requested by the Collateral Agent to maintain the Lien created hereby in full force and effect and enforceable in accordance with its terms, including: (i) making necessary filings and recordations, (ii) making payments of documented fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of the Collateral Agent or any other Secured Party in any Collateral, (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents, (vii) taking such other steps as are necessary or as otherwise the Collateral Agent may reasonably request to perfect and maintain the perfection of the security interest in the Collateral and (viii) taking all other actions either necessary or reasonably requested by the Collateral Agent to ensure that all after-acquired property of the Borrower, the Importer and the Guarantor intended to be covered by such Liens is subject to a valid and enforceable first priority perfected Lien in favor of the Collateral Agent (on behalf of the Secured Parties).

          (n)      Collections. It shall endeavor to cause to be collected from the Eligible Offtaker obligated under each Sales Agreement, as and when due (including amounts that are delinquent), any and all amounts owing under or on account of the Receivables, and shall apply promptly upon payment thereof all such amounts as are so collected to the outstanding balance of such Receivables.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          Section 4.1  Representations and Warranties. As of the date hereof, the Borrower (with respect to itself), the Importer (with respect to itself) and the Guarantor (with respect to itself) represents and warrants to the Secured Parties that:

          (a)       Power and Authority. It has the full power to pledge its Collateral without any third-party rights being violated by the Borrower, the Importer or the Guarantor, as applicable.

           (b)      Ownership and Liens. It is (or shall be) the sole beneficial owner of the Collateral in which it grants a security interest pursuant to Article II and no Lien exists or will exist upon the Collateral at any time, other than the pledge and security interest created or provided for herein, which pledge and security interest: (i) constitute a first priority pledge and security interest in and to all of the Collateral and (ii) is perfected by the execution and delivery of the Account Control Agreement (with respect to the Account Collateral) and the filing of a UCC financing statement in the District of Columbia in favor of the Collateral Agent (with respect to the Sales Collateral) and the filing of a sworn translation of this Agreement with the competent Registry of Deeds and Documents in Brazil (with respect to the Sales Collateral).

           (c)      Necessary Filings.

          (i)        Other than the filings to be made pursuant to Section 8.17 of the Export Prepayment Agreement and the filing of UCC financing statements in the District of Columbia, all notices, filings, registrations and recordings necessary or appropriate under United States, Brazilian, Hungarian and Swiss Applicable Law to create, preserve, protect and perfect the security interest granted by the Borrower, the Importer and the Guarantor to the Collateral Agent (as agent for the Secured Parties) in respect of the Collateral have been accomplished, and the security interest granted to the Collateral Agent in, to and under the Collateral existing on the date hereof (other than the Account Collateral) constitutes a valid and enforceable (and, with respect to United States, Brazilian, Hungarian and Swiss Applicable Law, perfected) security interest therein, superior and prior to the rights of all other Persons therein, and, in each case, subject to no other Liens, sales, assignments, conveyances or transfers.

          (ii)      This Agreement (together with the Account Control Agreement) is effective to create the security interest in the Account Collateral intended to be created hereby, and the security interest granted to the Collateral Agent (as agent for the Secured Parties) in, to and under the Account Collateral constitutes a valid and enforceable perfected security interest therein, superior and prior to the rights of all other Persons therein, subject to no other Liens, sales, assignments, conveyances or transfers.

           (d)      Third Party Approvals. Except for the filing of UCC financing statements in the District of Columbia and the filing of a sworn translation of this Agreement with the competent Registry of Deeds and Documents in Brazil described in clause (b) with respect to the Liens on the Sales Collateral, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals (including the Account Control Agreement), required for the due execution, delivery and performance by Borrower, the Importer and the Guarantor of this Agreement and for the legality, validity or enforceability hereof have been obtained and are in full force and effect and true copies thereof have been provided to the Agents.

           (e)      Legal Effect. This Agreement has been duly executed and delivered by the Borrower, the Importer and the Guarantor and the Account Control Agreement has been duly executed and delivered by the Borrower and the Importer and each such agreement is the legal, valid and binding obligation of each such Person party thereto, enforceable against it in accordance with its terms, in each case except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

           (f)      Other Financing Statements. Other than in connection with the security interest granted herein, there is no notice of assignment, financing statement (or similar statement or instrument of registration under the Applicable Law of any jurisdiction) executed or registered by Borrower, Importer or Guarantor or, to their respective knowledge, by any other Person with respect to any interest of any kind in any of the Collateral.

           (g)      Commercial Activity; Absence of Immunity. Each of the Borrower, the Importer and the Guarantor is subject to civil and commercial law with respect to its obligations hereunder and under the Account Control Agreement, the Sales Agreements and the Export Finance Agreement (to the extent each is a party thereto), and the making and performance by it of such documents constitute private and commercial acts rather than public or governmental acts. None of the Borrower, the Importer, nor the Guarantor, nor any of their respective Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under any such documents.

ARTICLE V
THE COLLATERAL AGENT

          Section 5.1  Appointment, Powers and Immunities. (a) Each Secured Party has appointed and authorized (or will be deemed to have appointed and authorized) the Collateral Agent to act as its agent hereunder and under the Account Control Agreement with respect to the Collateral Account with such powers as are specifically delegated to it by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. In addition to the rights, benefits, protections and immunities provided to the Collateral Agent in the Export Prepayment Agreement, the Collateral Agent (which term as used in this sentence, in Section 5.5 and in the first sentence of Section 5.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents):

          (i)      shall have no duties or responsibilities except those expressly set forth herein, in the Account Control Agreement and in the other agreements to which it is a party and shall not by reason of any such agreement be a trustee or fiduciary for any Secured Party,

          (ii)     shall not be responsible to the Secured Parties for any recitals, statements, representations or warranties contained herein, or in any document referred to or provided for herein, or received by any of them hereunder, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or any document referred to or provided for herein or for any failure by the Borrower, the Importer, the Guarantor or any other Person to perform any of its obligations hereunder or thereunder,

(iii) shall not be required to initiate or conduct any litigation or collection proceedings, and

          (iv)      shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

          (b)      The Collateral Agent may employ agents, attorneys-in-fact, accountants, appraisers or other experts or advisers and shall not be responsible for the negligence or misconduct of or for the supervision of any such Persons that are selected by it in good faith.

          (c)      Before the Collateral Agent acts or refrains from acting, it may require a certificate from any Person and/or an opinion of counsel satisfactory to the Collateral Agent with respect to the proposed action or inaction. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of the Collateral the Collateral Agent shall deem it necessary or desirable that a matter be provided or established before taking or suffering or omitting to take any act with respect to the Collateral, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Collateral Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Collateral Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Collateral Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted to be taken by it upon the faith thereof.

          (d)      Any Person: (i) into which the Collateral Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which the Collateral Agent shall be a party shall (if the Collateral Agent is not the surviving entity) be the successor of the Collateral Agent without the execution or filing of any document or any further act on the part of any of the parties hereto or any Secured Party.

          Section 5.2  Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely conclusively upon any certification, notice or other communication (including any thereof by e-mail, telephone or facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the appropriate Person(s), and upon advice and statements of legal counsel and other experts selected by the Collateral Agent. As to any matters not expressly provided for in any document to which it is a party, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Administrative Agent, and such instructions of the Administrative Agent and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties.

          Section 5.3  Acceleration Events. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Acceleration Event unless it has received written notice from the Administrative Agent, the Borrower or the Guarantor, specifying such Acceleration Event. The Collateral Agent shall take such action with respect to any Acceleration Event as the Majority Lenders shall direct.

          Section 5.4  Rights as a Creditor.  LaSalle Bank National Association (and any successor acting as the Collateral Agent) shall have the same rights and powers as any other Secured Party and may exercise the same as though it were not acting as the Collateral Agent.  LaSalle Bank National Association (and any successor acting as the Collateral Agent) and its Affiliates may (without having to account therefore to any other Secured Party) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantor, any customer thereof (including any Eligible Offtaker), any Eligible Financial Institution and any Affiliate of any thereof as if it were not acting as the Collateral Agent, and LaSalle Bank National Association (and any such successor) and its Affiliates may accept fees and other consideration from any such Person(s) for services in connection with this Agreement or otherwise without having to account for the same to the Secured Parties.

          Section 5.5  Indemnification. The Lenders agree to indemnify the Collateral Agent in the manner described in Section 12.4 of the Export Prepayment Agreement.

          Section 5.6  Non-Reliance upon the Collateral Agent.  Each Secured Party will be deemed to have agreed that it has, independently and without reliance upon the Collateral Agent, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantor and their respective Affiliates and decision to become a creditor of the Secured Obligations and that it will, independently and without reliance upon the Collateral Agent, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action with respect thereto. The Collateral Agent shall not be required to keep itself informed as to the performance or observance by the Borrower, the Importer, the Guarantor or any other Person of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower, the Importer, the Guarantor or any other Person.  Except for notices, reports and other documents and information expressly required to be furnished by it under the documents to which it is a party, the Collateral Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the affairs, financial condition or business of the Borrower, the Importer, the Guarantor or any other Person that may come into the possession of the Collateral Agent or any of its Affiliates.

          Section 5.7  Failure to Act. Except for any action expressly required of the Collateral Agent under a document to which it is a party, it shall in all cases be fully justified in failing or refusing to act unless it shall receive further assurances to its satisfaction from the applicable Secured Parties of their indemnification obligations under Section 5.5 against any and all liability and expense that may be incurred by the Collateral Agent by reason of taking or continuing to take any such action. No provision of any document shall require the Collateral Agent to take any action that it reasonably believes to be contrary to Applicable Law or would subject it to personal liability, to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers hereunder.  The Collateral Agent shall not be obligated to exercise discretion hereunder but should act or refrain from acting upon the direction of the Administrative Agent.

          Section 5.8  Reporting Requirement.  No later than twenty (20) days after the last day of each Interest Period, the Collateral Agent shall deliver a report to the Administrative Agent and the Borrower setting forth the aggregate amount of the collections in the Collateral Account that have been deposited into the Collateral Account during such Interest Period.

ARTICLE VI
MISCELLANEOUS

          Section 6.1  Waiver. No failure on the part of the Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Account Control Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by Applicable Law.

          Section 6.2  Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in English and in writing (including by facsimile) delivered to the intended recipient as follows:

(a) if to Borrower, the Importer or the Guarantor, to it at:

Votorantim Celulose e Papel S.A.
Alameda Santos, 1357
6 andar
Cep. 01419-908
Sao Paulo, SP
Brasil
Attention: Ricardo Tadashi Akeda
Facsimile: 55-11-2138-4066

(b) if to the Collateral Agent, to it at:

LaSalle Bank National Association
Corporate Trust Administration
135 LaSalle Street, Suite 1960
Chicago, Illinois 60603

Attention: Wayne M. Evans CCTS
Facsimile: (312) 904-2236

          Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, and shall be effective upon actual receipt, in each case given or addressed as aforesaid.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

          Any agreement herein of the Collateral Agent to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Borrower, the Importer and the Guarantor. The Collateral Agent shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Borrower, the Importer or the Guarantor to give any such notice and no such agent shall have any liability to Borrower or any other Person on account of any action taken or not taken by it in reliance upon any such notice.

          Section 6.3  Expenses; Indemnity.  (a)  Whether or not the transactions contemplated hereby are consummated, each of the Borrower and the Guarantor, jointly and severally, agrees to pay or reimburse: (i) the Collateral Agent for all of its reasonable and documented out-of-pocket costs and expenses (including the reasonable and duly documented fees and expenses of legal counsel and printing, reproduction, document delivery, communication and travel costs) in connection with: (A) the negotiation, preparation, execution and delivery of this Agreement, the Account Control Agreement and any related documents and (B) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement, the Account Control Agreement or any other such document (whether or not consummated) and (ii) the Collateral Agent and each of the Secured Parties for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and duly documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from any Acceleration Event.

           (b)      Each of the Borrower and the Guarantor hereby jointly and severally agrees to indemnify each Secured Party and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them arising out of or by reason of any investigation, litigation, arbitration or other proceeding (including any threatened investigation, litigation, arbitration or other proceeding) relating to this Agreement and/or the Account Control Agreement, including the reasonable and documented fees and disbursements of legal counsel incurred in connection with any such litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall any Secured Party be liable to any Person for any punitive or consequential damages in connection with the transactions contemplated hereby.

          (c)      To the extent that any undertaking in clause (b) may be unenforceable because it is violative of any Applicable Law or public policy, the Borrower and the Guarantor shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

          (d)      All amounts payable or indemnifiable under this Section shall be secured by the Collateral and shall be immediately due and payable on demand.

          Section 6.4  Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the parties hereto (with the written consent of the Majority Lenders required for the Collateral Agent’s consent).  Notwithstanding the foregoing, the parties hereto agree that Schedule 1 hereto shall be deemed to be automatically amended upon the delivery of each list delivered by the Borrower pursuant to Section 5.2(b) of the Export Prepayment Agreement to incorporate the Designated Receivables and corresponding Sales Agreements identified therein.  The parties further agree that Schedule 1 shall be maintained by the Collateral Agent in such format as selected by the Collateral Agent in its sole discretion and need not be physically attached to this Agreement.

          Section 6.5  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Export Prepayment Agreement.

          Section 6.6  Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

          Section 6.7  Survival. The obligations of the Borrower and the Guarantor under Section 6.3, and the obligations of the Secured Parties under Section 5.5, shall survive the repayment of the Secured Obligations and, in the case of any Secured Party that may assign any interest in its Secured Obligations, shall survive the making of such assignment, notwithstanding that such assigning Secured Party may cease to be a “Secured Party”; provided that any Secured Party’s obligations under Section 5.5 shall only apply to the extent that the event with respect to which any indemnification is payable thereunder occurred at the time that such Secured Party owned a Secured Obligation.

          Section 6.8  Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          Section 6.9  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 6.10  Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW); PROVIDED THAT THE SECURED PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.  FOR THE PURPOSES OF ARTICLE 9 OF BRAZILIAN DECREE-LAW NO. 4,657 DATED SEPTEMBER 4, 1942, AND FOR NO OTHER PURPOSE WHATSOEVER, THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN PROPOSED BY THE BORROWER.

          Section 6.11  Jurisdiction, Service of Process and Venue.  (a)   ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND EACH OF BORROWER, THE IMPORTER AND THE GUARANTOR IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS WITH RESPECT HERETO IN NEW YORK, NEW YORK.

           (b)      Each of the Borrower, the Importer and the Guarantor hereby irrevocably appoints National Corporate Research, Ltd. (the “Process Agent”), with an office on the date hereof at 225 West 34th Street, Suite 910, New York, New York 10122, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all Secured Obligations, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Borrower, the Importer or the Guarantor (as applicable) shall, by an instrument reasonably satisfactory to the Collateral Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Collateral Agent. Each of the Borrower, the Importer and the Guarantor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. §1608.

           (c)      Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such process or summons in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower, the Importer or the Guarantor in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

           (d)      Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which Borrower, the Importer or the Guarantor is or may be subject.

           (e)      Each of the Borrower, the Importer and the Guarantor irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any Account Control Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower, the Importer or the Guarantor relating in any way to this Agreement and/or any Account Control Agreement, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, each of the Borrower, the Importer and the Guarantor shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Borrower, the Importer or the Guarantor.

          Section 6.12  Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

          Section 6.13  Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

VCP OVERSEAS HOLDING KFT.,

By:

Name:
Title:

By:

Name:
Title:

VOTORANTIM CELULOSE E PAPEL S.A.,

By:

Name:
Title:

By:

Name:
Title

VCP OVERSEAS HOLDING LTD BUDAPEST, BAAR BRANCH,

By:

Name:
Title:

By:

Name:
Title:

Signature Page to Security Agreement

LASALLE BANK NATIONAL ASSOCIATION,
as the Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

STATE OF ILLINOIS )
) ss:
COUNTY OF COOK )

          On this __ day of ________, 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, duly commissioned and sworn, personally appeared __________________________ and ___________________ (the “Signatories”), to me known who, being by me duly sworn, did depose and say that the Signatories are the ______________________ and the ____________________, respectively, of LaSalle Bank National Association, the institution described in and that executed the foregoing instrument; and that the Signatory signed the Signatory’s name thereto under authority of the board of directors of said institution.          WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for
The State of Illinois.
My Commission expires: _________

Signature Page to Security Agreement

SCHEDULE 1

List of Sales Agreements

Offtaker	Contract Number	Maturity Date	Goods Shipped	Value at Current Market Price

Total

EXHIBIT A
to Security Agreement

FORM OF LETTER OF INSTRUCTIONS

LETTER OF INSTRUCTIONS

_________, ____

To: [Name and Address of customer]

Ladies and Gentlemen:

          We hereby irrevocably direct to you that each payment by you in respect of all products purchased from VCP Overseas Holding Ltd Budapest, Baar Branch in respect of the Sales Agreements dated ____________ __, 200_, be made directly to LaSalle Bank National Association, in its capacity as Collateral Agent as follows:

          This Letter of Instructions may not be revoked or modified, or any obligations hereunder waived (any attempt to do so being null and void ab initio). This Letter of Instructions shall be governed by, and construed in accordance with, the internal laws of the State of New York (not including such State’s conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law).

Very truly yours,

VCP Overseas Holding Ltd Budapest, Baar Branch

By:

Name:
Title: